[GRAPHIC OMITTED]


Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
Richard Taney                               KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
---------------                             ----------------   -----------------

Media Contact:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com

                                                           FOR IMMEDIATE RELEASE

       Delcath Announces Resignation of M. S. Koly as CEO and Appointment
                        of Richard Taney as Interim CEO


STAMFORD, Conn., December 18, 2006 -- The Board of Directors of Delcath Systems, Inc. (NASDAQ: DCTH) announced today that M. S. Koly has resigned as President, Chief Executive Officer and Treasurer, effective immediately. By unanimous vote, the Board simultaneously appointed Mr. Koly to the position of non-executive Chairman of the Board, succeeding Samuel Herschkowitz, M.D, who remains a director of Delcath. In addition, Richard Taney, a director of the Company, has been appointed Interim Chief Executive Officer.

"We acknowledge Mr. Koly's eight years of service as the Company's CEO. Through his new position as Chairman of the Board he can assist in an orderly transition as Delcath moves toward its primary goal of receiving FDA approval for the Delcath system. With this change in management we also intend to bolster the scientific activities within the company in order to further strengthen this platform technology," stated Dr. Herschkowitz.

The Company's Board of Directors will form a Search Committee to identify potential candidates to assume the positions of Chief Executive Officer and will continue the search for a Senior Vice President-Operations of Delcath Systems. Until this search is successfully concluded, Mr. Taney has been empowered by the Board of Delcath to appoint an Interim Chief Operating Officer and to address all outstanding litigation. In addition, the Board has taken action to immediately dissolve the Company's Change of Control Agreement and related Trust, and to transfer the Trust's assets to the Company's general funds.

Richard Taney, Delcath's Interim CEO, stated, "This is a very exciting time for Delcath. We will focus the Company's energies towards the expansion and successful completion of the Phase III melphalan clinical trial currently underway. The Delcath system has shown a great deal of potential in its Phase I and II trials in treating cancers that have metastasized to the liver. The sooner we are able to bring this technology to market, the more quickly patients will benefit. We look forward to the renewal of an expanded CRADA agreement with the NCI and to the development of new uses for Delcath's platform technology in treating other diseases and organs utilizing the methods of isolated drug perfusion patented by the Company."

Mr. Taney concluded, "As someone whose family has experienced the tragic effects of cancer, I am personally committed to the task at hand. I fully expect the `new' Delcath that emerges in the next few months to be a company possessed with more urgency, more transparency, and more flexibility."



About Richard Taney

Mr. Taney, 50, has been an independent director of Delcath since November 2006. He is the founding member of T2 Capital Management, LLC, an investment management company. Prior to establishing his money management venture, he spent 20 years advising and managing assets for high net worth and institutional clients, most recently as Managing Director of Banc of America Securities. Mr. Taney is also a founding partner of Sandpiper Capital Partners, an investment partnership that focuses on private equity investments and advisory work for privately held companies involved in a variety of emerging technologies. He earned his BA from Tufts University and his JD from Temple University School of Law.


About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.



This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

                                      # # #